UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Baldwin & Lyons, Inc.

(Name of Issuer)

Common Stock, Class A

(Title of Class of Securities)

057755100

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G	Page 2 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #15
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 3 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of RP 1740 #17 Apex Trust
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 4 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #22
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 5 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #23
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 6 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #24
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 7 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #25
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 8 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #37
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 9 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #38
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 10 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #39
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 11 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement 1740 Trust #40
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 639
	6	Shared Voting Power 0
	7	Sole Dispositive Power 639
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 639
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 12 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of Settlement Trust 2043
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,920
	6	Shared Voting Power 0
	7	Sole Dispositive Power 1,920
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,920
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.1%
12	Type of Reporting Person (See Instructions) OO

13G	Page 13 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of 1740 Trust #14FD
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 16,396
	6	Shared Voting Power 0
	7	Sole Dispositive Power 16,396
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,396
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.6%
12	Type of Reporting Person (See Instructions) OO

13G	Page 14 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of 1740 Trust #26AFD
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 5,217
	6	Shared Voting Power 0
	7	Sole Dispositive Power 5,217
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,217
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.2%
12	Type of Reporting Person (See Instructions) OO

13G	Page 15 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of 1740 Trust #27FD
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 38,369
	6	Shared Voting Power 0
	7	Sole Dispositive Power 38,369
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 38,369
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 1.5%
12	Type of Reporting Person (See Instructions) OO

13G	Page 16 of 22

CUSIP No. 057755100
1	Names of Reporting Persons CIBC Trust Company (Bahamas) Limited, as Trustee of RP 1740 #5 Apex Trust
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) OO

13G	Page 17 of 22

CUSIP No. 057755100
1	Names of Reporting Persons International Clearing Associates
2	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Bahamas
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 36
	6	Shared Voting Power 0
	7	Sole Dispositive Power 36
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 36
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11	Percent of Class Represented by Amount in Row (9) 0.0%
12	Type of Reporting Person (See Instructions) PN

CUSIP No. 057755100	13G	Page 18 of 22

Item 1	(a)	Name of Issuer:

Baldwin & Lyons, Inc.

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

1099 North Meridian Street, Indianapolis, Indiana 46204

Item 2	(a)	Name of Person Filing:

(1) CIBC Trust Company (Bahamas) Limited (“CIBC”), as Trustee of Settlement 1740 Trust #15 (“T-15”)

(2) CIBC, as Trustee of RP 1740 #17 Apex Trust (“T-17”)

(3) CIBC, as Trustee of Settlement 1740 Trust #22 (“T-22”)

(4) CIBC, as Trustee of Settlement 1740 Trust #23 (“T-23”)

(5) CIBC, as Trustee of Settlement 1740 Trust #24 (“T-24”)

(6) CIBC, as Trustee of Settlement 1740 Trust #25 (“T-25”)

(7) CIBC, as Trustee of Settlement 1740 Trust #37 (“T-37”)

(8) CIBC, as Trustee of Settlement 1740 Trust #38 (“T-38”)

(9) CIBC, as Trustee of Settlement 1740 Trust #39 (“T-39”)

(10) CIBC, as Trustee of Settlement 1740 Trust #40 (“T-40”)

(11) CIBC, as Trustee of Settlement Trust 2043 (“T-2043”)

(12) CIBC, as Trustee of 1740 Trust #14FD (“T-14”)

(13) CIBC, as Trustee of 1740 Trust #26AFD (“T-26”)

(14) CIBC, as Trustee of 1740 Trust #27FD (“T-27”)

(15) CIBC, as Trustee of RP 1740 #5 Apex Trust (“T-5”)

(16) International Clearing Associates (“ICA”)

Item 2	(b)	Address of Principal Business Office or, if none, Residence:

For each of the filing persons:

Goodmans Bay Corporate Centre

West Bay Street

Ground Floor, P.O. Box N-3933

Nassau, Bahamas

Item 2	(c)	Citizenship:

For each of the filing persons:

Bahamian

Item 2	(d)	Title of Class of Securities:

Common Stock, Class A (“Class A Common Stock”)

Item 2	(e)	CUSIP Number:

057755100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 057755100	13G	Page 19 of 22

Item 4.	Ownership

(a) Amount beneficially owned:

The Reporting Persons own the following shares of Class A common Stock: T-5 owns 0 shares. Each of T-15, T-17, T-22, T-23, T-24, T-25, T-37, T-38, T-39 and T-40 own 639 shares. T-2043 owns 1,920 shares. T-26 owns 5,217 shares. T-14 owns 16,396 shares. T-27 owns 38,369 shares. ICA, a general partnership of which eleven subtrusts of Settlement Trust 1740 that are not Reporting Persons herein are general partners, owns 36 shares.

(b) Percent of class:

The percentages are based on 2,623,109 shares of Class A Common Stock outstanding as of November 1, 2010 as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2010.

Each of T-5, T-15, T-17, T-22, T-23, T-24, T-25, T-37, T-38, T-39, T-40 and ICA owns 0.0% of the outstanding Class A Common Stock. T-2043 owns 0.1% of the outstanding Class A Common Stock.
T-26 owns 0.2% of the outstanding Class A Common Stock. T-14 owns 0.6% of the outstanding Class A Common Stock. T-27 owns 1.5% of the outstanding Class Common Stock.

(c) Each of the Reporting Persons has sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all of the shares it beneficially owns.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 057755100	13G	Page 20 of 22

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #15		CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF RP 1740 #17 APEX TRUST

By:	/s/ Schevon Miller	By:	/s/ Schevon Miller
,	Schevon Miller, Authorized Signatory	,	Schevon Miller, Authorized Signatory

By:	/s/ Carlis E. Chisholm	By:	/s/ Carlis E. Chisholm
	Carlis E. Chisholm, Authorized Signatory		Carlis E. Chisholm, Authorized Signatory

CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #22		CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #23

By:	/s/ Schevon Miller	By:	/s/ Schevon Miller
,	Schevon Miller, Authorized Signatory	,	Schevon Miller, Authorized Signatory

By:	/s/ Carlis E. Chisholm	By:	/s/ Carlis E. Chisholm
	Carlis E. Chisholm, Authorized Signatory		Carlis E. Chisholm, Authorized Signatory

CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #24		CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #25

By:	/s/ Schevon Miller	By:	/s/ Schevon Miller
,	Schevon Miller, Authorized Signatory	,	Schevon Miller, Authorized Signatory

By:	/s/ Carlis E. Chisholm	By:	/s/ Carlis E. Chisholm
	Carlis E. Chisholm, Authorized Signatory		Carlis E. Chisholm, Authorized Signatory

CUSIP No. 057755100	13G	Page 21 of 22

CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #37		CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #38

By:	/s/ Schevon Miller	By:	/s/ Schevon Miller
,	Schevon Miller, Authorized Signatory	,	Schevon Miller, Authorized Signatory

By:	/s/ Carlis E. Chisholm	By:	/s/ Carlis E. Chisholm
	Carlis E. Chisholm, Authorized Signatory		Carlis E. Chisholm, Authorized Signatory

CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #39		CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF SETTLEMENT 1740 TRUST #40

By:	/s/ Schevon Miller	By:	/s/ Schevon Miller
,	Schevon Miller, Authorized Signatory	,	Schevon Miller, Authorized Signatory

By:	/s/ Carlis E. Chisholm	By:	/s/ Carlis E. Chisholm
	Carlis E. Chisholm, Authorized Signatory		Carlis E. Chisholm, Authorized Signatory

CIBC TRUST COMPANY (BAHAMAS)		INTERNATIONAL CLEARING ASSOCIATES
LIMITED, AS TRUSTEE OF SETTLEMENT
TRUST 2043		By: CIBC TRUST COMPANY (BAHAMAS)
LIMITED, AS TRUSTEE OF SETTLEMENT
By:	/s/ Schevon Miller	1740 TRUST #14
,	Schevon Miller, Authorized Signatory	Title: General Partner

By:	/s/ Carlis E. Chisholm	By:	/s/ Schevon Miller
	Carlis E. Chisholm, Authorized Signatory	,	Schevon Miller, Authorized Signatory

		By:	/s/ Carlis E. Chisholm
Carlis E. Chisholm, Authorized Signatory

CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF 1740 TRUST #14FD		CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF 1740 TRUST #26AFD

By:	/s/ Schevon Miller	By:	/s/ Schevon Miller
,	Schevon Miller, Authorized Signatory	,	Schevon Miller, Authorized Signatory

By:	/s/ Carlis E. Chisholm	By:	/s/ Carlis E. Chisholm
	Carlis E. Chisholm, Authorized Signatory		Carlis E. Chisholm, Authorized Signatory

CUSIP No. 057755100	13G	Page 22 of 22

CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF 1740 TRUST #27FD		CIBC TRUST COMPANY (BAHAMAS) LIMITED, AS TRUSTEE OF RP 1740 #5 APEX TRUST

By:	/s/ Schevon Miller	By:	/s/ Schevon Miller
,	Schevon Miller, Authorized Signatory	,	Schevon Miller, Authorized Signatory

By:	/s/ Carlis E. Chisholm	By:	/s/ Carlis E. Chisholm
	Carlis E. Chisholm, Authorized Signatory		Carlis E. Chisholm, Authorized Signatory